February 2008
Amendment No. 1 dated February 27, 2008 to Pricing Supplement No. 538
Registration Statement No. 333-131266
Dated February 22, 2008
Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency-Linked “Jump” Capital Protected Notes due November 29, 2010
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Australian dollar + Brazilian real + Indian rupee + Turkish lira

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus the supplemental redemption amount, if any, based on whether the basket has appreciated relative to the U.S. dollar on the valuation date.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$13,303,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	February 22, 2008
Original issue date:	February 29, 2008 (5 business days after the pricing date)
Maturity date:	November 29, 2010
Principal protection:	100%
Interest:	None
Issuer call right:	None
Basket:	Basket Currencies	Weighting	Initial Exchange Rate
	Australian dollar (“AUD”)	25.00%	0.9195
	Brazilian real (“BRL”)	25.00%	1.7040
	Indian rupee (“INR”)	25.00%	39.98
	Turkish lira (“TRY”)	25.00%	1.2049
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
If the basket performance is greater than zero, the greater of:
(i)  the jump amount and
(ii) $1,000 times (x) basket performance times (y) participation rate
If the basket performance is less than, or equal to, zero:
$0

Basket performance:	Sum of the currency performance values of each of the basket currencies
Jump amount:	$200
Participation rate:	200%
Currency performance:	With respect to the Australian dollar: [(final exchange rate / initial exchange rate) – 1] With respect to the other basket currencies: [(initial exchange rate / final exchange rate) – 1]
Currency performance value:	With respect to each basket currency: currency performance x weighting
Initial exchange rate:	The exchange rate on the pricing date. See “Basket—Initial Exchange Rate” above.
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:
With respect to the Australian dollar, the rate for conversion of one Australian dollar into U.S. dollars, as determined by reference to the applicable reference source described herein.  With respect to the other basket currencies, the rate for conversion of each respective basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.

Valuation date:	November 19, 2010
CUSIP:	6174463Y3
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per Note	100%	2%	98%
Total	$13,303,000	$266,060	$13,036,940

(1)  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE NOTES, OR DETERMINED IF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS,
EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Prospectus Supplement for Currency-linked Capital Protected Notes dated September 21, 2007
Prospectus dated January 25, 2006

Currency-Linked “Jump” Capital Protected Notes due November 29, 2010
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus the supplemental redemption amount, if any, based on whether the basket has appreciated relative to the U.S. dollar on the valuation date.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Key Dates
Pricing date:	Original issue date:	Maturity date:
February 22, 2008	February 29, 2008 (5 business days after the pricing date)	November 29, 2010
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$13,303,000
Basket:	Basket Currencies	Weighting	Initial Exchange Rate
	Australian dollar (“AUD”)	25.00%	0.9195
	Brazilian real (“BRL”)	25.00%	1.7040
	Indian rupee (“INR”)	25.00%	39.98
	Turkish lira (“TRY”)	25.00%	1.2049
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Interest:	None
Issuer call right:	None
Denominations:	$1,000 and integral multiples thereof.
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
If the basket performance is greater than zero, the greater of:
(i)  the jump amount and
(ii) $1,000 times (x) basket performance times (y) participation rate
If the basket performance is less than, or equal to, zero:
$0

Basket performance:	Sum of the currency performance values of each of the basket currencies.

A depreciation of one or more basket currencies will partially or wholly offset any appreciation in any of the other basket currencies such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive your principal back at maturity.

Currency performance:	With respect to the Australian dollar: [(final exchange rate / initial exchange rate) – 1] With respect to the other basket currencies: [(initial exchange rate / final exchange rate) – 1]
Currency performance value:	With respect to each basket currency, the weighted percentage appreciation or depreciation of each basket currency as represented by the following formula: currency performance x weighting
Jump amount:	$200
Participation rate:	200%
Initial exchange rate:	The exchange rate on the pricing date. See “Basket—Initial Exchange Rate” above.
Final exchange rate:	The exchange rate as posted on the applicable reference source on the valuation date

For a description of how the final exchange rate will be determined if the applicable reference source is unavailable and in certain other circumstances, please see the definition of “exchange rate” under “Description of Currency-linked Capital Protected Notes – General Terms of the Notes – Some Definitions” in the accompanying prospectus supplement for currency-linked capital protected notes.

Exchange rate:
With respect to the Australian dollar, the rate for conversion of one U.S. dollar into Australian dollars, as determined by reference to the applicable reference source described herein.  With respect to the other basket currencies, the rate for conversion of each respective basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.

February 2008	Page 2

Currency-Linked “Jump” Capital Protected Notes due November 29, 2010
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Reference source:	AUD: Reuters Page “WMRSPOT12” BRL: Reuters Page “BRFR” INR: Reuters Page “RBIB” TRY: Reuters Page “ECB37” = (TRY/EUR) / (USD/EUR)
Valuation date:	November 19, 2010
Risk Factors:	Please see “Risk Factors” on page 8.

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	6174463Y3
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” is a rate of 3.9013% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,112.3291 due at maturity. You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

	ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
	Original Issue Date through June 30, 2008	$13.0343	$13.0343
	July 1, 2008 through December 31, 2008	$19.8063	$32.8406
	January 1, 2009 through June 30, 2009	$20.1936	$53.0342
	July 1, 2009 through December 31, 2009	$20.5884	$73.6226
	January 1, 2010 through June 30, 2010	$20.9909	$94.6135
	July 1, 2010 through the Maturity Date	$17.7156	$112.3291

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

	If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax adviser regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Payment currency:	U.S. dollar

February 2008	Page 3

Currency-Linked “Jump” Capital Protected Notes due November 29, 2010
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the notes by taking positions in forwards and options contracts on the underlying currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could have affected the exchange rate for the basket currencies, and, therefore, the exchange rate that must prevail with respect to the underlying basket on the valuation date before you would receive at maturity a payment that exceeds the principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA:	See “ERISA” in the accompanying prospectus supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

February 2008	Page 4

Currency-Linked “Jump” Capital Protected Notes due November 29, 2010
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Payment at Maturity

At maturity, investors will receive $1,000 plus the supplemental redemption amount for each note they hold.

If the basket performance is:	The supplemental redemption amount will be:
greater than zero	The greater of: $200 and $1,000 x basket performance x participation rate
less than or equal to zero	$0 (Investors will only receive par at maturity)

Best Case Scenario	The basket appreciates and the notes return a minimum of 120% of par with the potential of a greater return.

Worst Case Scenario	The basket depreciates or does not appreciate and the notes redeem for par at maturity. This assumes the investment is held to maturity.

Note:

The potential for a greater return exists if the basket appreciates by more than 10%.  For example, if the basket performance is 25%, you would receive a 50% return on the investment.

There is no cap on your upside participation.  You will receive 200% of any basket appreciation above 10% and at least a 20% return if the basket performance is greater than zero.

If the basket performance at maturity is zero or negative, you will only receive par at maturity.

See “Hypothetical Payout on the Notes” for examples of how to calculate the payment at maturity.

February 2008	Page 5

Currency-Linked “Jump” Capital Protected Notes due November 29, 2010
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Hypothetical Payout on the Notes

The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

Below is one full example of how to calculate the basket performance based on the hypothetical data in the table below.  In addition, below are the three payment at maturity examples.

Example 1:  The basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Approx. % Appreciation / Depreciation
AUD	25.00%	0.900	0.954	6%
BRL	25.00%	1.800	1.698	6%
INR	25.00%	39.00	36.792	6%
TRY	25.00%	1.200	1.250	-4%

Basket performance = Sum of currency performance values

[(Final AUD exchange rate / Initial AUD exchange rate) – 1]  x  25.00%, plus
[(Initial BRL exchange rate / Final BRL exchange rate) – 1]  x  25.00%, plus
 [(Initial INR exchange rate / Final INR exchange rate) – 1]  x  25.00%, plus
 [(Initial TRY exchange rate / Final TRY exchange rate) – 1]  x  25.00%.

So, using the hypothetical exchange rates above:

[(0.954 / 0.900) –1] x 25.00%  =  1.50%, plus
[(1.800 / 1.698) –1] x 25.00%  =  1.50%, plus
 [(39.00 / 36.792) –1] x 25.00%  =  1.50%, plus
 [(1.200 / 1.250) –1]  x 25.00%  =  –1.00%

equals

Basket performance   =   3.50%
The basket performance may be equal to zero or less than zero even though one or more basket currencies has strengthened relative to the USD over the term of the notes as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the USD of one or more of the other basket currencies. In this example, the appreciation of the Australian dollar, Brazilian real, and the Indian rupee is moderated by the depreciation of the Turkish lira.

Example 2:  Basket performance is positive but less than or equal to 10%.  Investors receive a 20% return.

Hypothetical Basket Performance = 4%

Supplemental Redemption Amount = greater of:

•	$200; and
•	$1,000 x basket performance x participation rate = $1,000 x 4% x 200% = $80

February 2008	Page 6

Currency-Linked “Jump” Capital Protected Notes due November 29, 2010
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Because the basket performance is positive but less than 10%, you would receive a supplemental redemption amount of $200.  The total payment at maturity per note would be $1,200, which is the sum of the $1,000 principal amount per note and a supplemental redemption amount of $200.

Example 3:  Basket performance is positive and greater than 10%.  Investors receive greater than 20% return.

Hypothetical Basket Performance = 25%

Supplemental Redemption Amount = greater of:

•	$200; and
•	$1,000 x basket performance x participation rate = $1,000 x 25% x 200% = $500

Because the basket performance is greater than 10%, you would receive a supplemental redemption amount that is greater than $200.  The total payment at maturity per note would be $1,500, which is the sum of the $1,000 principal amount per note and a supplemental redemption amount of $500.

Example 4:  Basket performance is negative or 0%.  Investors only receive par at maturity.

Hypothetical Basket Performance = − 5%

Supplemental Redemption Amount = $0

Because the basket performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note would only equal the $1,000 principal amount per note.

February 2008	Page 7

Currency-Linked “Jump” Capital Protected Notes due November 29, 2010
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the accompanying prospectus supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
No interest payments and possibility of no return other than the return of principal.  The terms of the notes differ from ordinary debt securities in that no interest will be paid.  Because the supplemental redemption amount is variable and may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security of comparable maturity and you may only receive the principal amount of the notes you hold at maturity.

▪
Currency exchange risk. Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the U.S. and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

▪
Government intervention could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

▪
Many unpredictable factors will affect the value of the notes.  These include: (i) exchange rates of the basket currencies; (ii) interest rate levels; (iii) volatility of the basket currencies; (iv) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments of the related basket currencies; and (viii) the issuer’s creditworthiness.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

▪
Even though the basket currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the underlying basket currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

February 2008	Page 8

Currency-Linked “Jump” Capital Protected Notes due November 29, 2010
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

▪
Changes in the value of one or more of the basket currencies may offset each other. A decrease in the value of one or more of the basket currencies may wholly or partially offset any increase in the value of the other basket currencies.

▪
Consisting entirely of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.  The notes are linked to the performance of a basket consisting solely of emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket consists entirely of currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the notes.  For special risks related to the basket currencies, please see the relevant descriptions under “Annex I––Certain Additional Currency Exchange Rate Risks” in the accompanying prospectus supplement for currency-linked capital protected notes.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley as a result of dealer discounts, mark-ups or other transaction costs.

▪
Economic interests of the calculation agent may be potentially adverse to the investors. The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payment to you at maturity.

▪
Issuer’s credit ratings may affect the market value of the notes. Investors are subject to the credit risk of the issuer.  Any decline in the issuer’s credit ratings may affect the market value of the notes.

▪
Secondary trading may be limited. The notes will not be listed on any securities exchange and there may be little or no secondary market.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily or at a price that you desire.  Morgan Stanley currently intends to act as a market maker for the notes but is not required to do so.

▪
Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies. Affiliates of the issuer have carried out, and will continue to carry out, hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  Affiliates of the issuer also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the value of the basket currencies and, as a result, could have increased the value against the U.S. dollar at which the basket currencies must close on the valuation date before you receive a payment at maturity that exceeds the principal amount of the notes.

February 2008	Page 9

Currency-Linked “Jump” Capital Protected Notes due November 29, 2010
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2003 through February 22, 2008.  The related graphs set forth each basket currency’s currency performance relative to the U.S. dollar for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.

AUD (USD/AUD)	High	Low	Period End
2003
First Quarter	0.6163	0.5620	0.6044
Second Quarter	0.6736	0.5986	0.6736
Third Quarter	0.6810	0.6366	0.6801
Fourth Quarter	0.7520	0.6791	0.7520
2004
First Quarter	0.7985	0.7336	0.7667
Second Quarter	0.7668	0.6824	0.6993
Third Quarter	0.7323	0.6885	0.7277
Fourth Quarter	0.7917	0.7216	0.7803
2005
First Quarter	0.7984	0.7553	0.7729
Second Quarter	0.7813	0.7495	0.7624
Third Quarter	0.7750	0.7393	0.7620
Fourth Quarter	0.7636	0.7242	0.7328
2006
First Quarter	0.7582	0.7049	0.7164
Second Quarter	0.7759	0.7158	0.7423
Third Quarter	0.7713	0.7419	0.7459
Fourth Quarter	0.7909	0.7421	0.7886
2007
First Quarter	0.8099	0.7703	0.8086
Second Quarter	0.8493	0.8132	0.8493
Third Quarter	0.8879	0.7912	0.8879
Fourth Quarter	0.9341	0.8572	0.8752
2008
First Quarter (through February 22, 2008)	0.9238	0.8614	0.9238

Australian dollar January 1, 2003 to February 22, 2008 (expressed as USD per AUD)

February 2008	Page 10

Currency-Linked “Jump” Capital Protected Notes due November 29, 2010
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

BRL (BRL/USD)	High	Low	Period End
2003
First Quarter	3.6650	3.2610	3.3525
Second Quarter	3.3135	2.8385	2.8440
Third Quarter	3.0675	2.8155	2.9000
Fourth Quarter	2.9475	2.8310	2.8915
2004
First Quarter	2.9645	2.7820	2.8953
Second Quarter	3.2118	2.8755	3.0850
Third Quarter	3.0782	2.8505	2.8608
Fourth Quarter	2.8800	2.6530	2.6560
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.2000	2.1310	2.1355
2007
First Quarter	2.1520	2.0395	2.0590
Second Quarter	2.0475	1.9025	1.9291
Third Quarter	2.0562	1.8330	1.8330
Fourth Quarter	1.8484	1.7355	1.7790
2008
First Quarter (through February 22, 2008)	1.8335	1.7075	1.7075

Brazilian real January 1, 2003 to February 22, 2008 (expressed as BRL per USD)

February 2008	Page 11

Currency-Linked “Jump” Capital Protected Notes due November 29, 2010
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

INR (INR/USD)	High	Low	Period End
2003
First Quarter	48.0100	47.4700	47.4700
Second Quarter	47.4675	46.4025	46.4875
Third Quarter	46.4350	45.6950	45.7600
Fourth Quarter	45.9250	45.2150	45.6250
2004
First Quarter	45.6400	43.6000	43.6000
Second Quarter	46.2500	43.5375	46.0600
Third Quarter	46.4713	45.6650	45.9500
Fourth Quarter	45.9000	43.4600	43.4600
2005
First Quarter	43.9300	43.4200	43.7450
Second Quarter	43.8300	43.2900	43.4850
Third Quarter	44.1500	43.1750	44.0150
Fourth Quarter	46.3100	44.1275	45.0500
2006
First Quarter	45.0925	44.1175	44.6225
Second Quarter	46.3900	44.6012	46.0400
Third Quarter	46.9950	45.7700	45.9250
Fourth Quarter	45.9715	44.2600	44.2600
2007
First Quarter	44.6800	43.0450	43.4725
Second Quarter	43.2900	40.4850	40.7000
Third Quarter	41.3450	39.6900	39.7700
Fourth Quarter	39.8950	39.2500	39.4150
2008
First Quarter (through February 22, 2008)	40.2000	39.2650	40.0350

Indian rupee January 1, 2003 to February 22, 2008 (expressed as INR per USD)

February 2008	Page 12

Currency-Linked “Jump” Capital Protected Notes due November 29, 2010
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

TRY (TRY/USD)	High	Low	Period End
2003
First Quarter	1.7690	1.5970	1.7140
Second Quarter	1.6930	1.4150	1.4185
Third Quarter	1.4370	1.3525	1.3915
Fourth Quarter	1.5225	1.3715	1.4065
2004
First Quarter	1.4065	1.3093	1.3145
Second Quarter	1.5580	1.3105	1.4840
Third Quarter	1.5235	1.4285	1.5055
Fourth Quarter	1.5090	1.3435	1.3435
2005
First Quarter	1.3965	1.2570	1.3510
Second Quarter	1.4063	1.3305	1.3305
Third Quarter	1.3815	1.3125	1.3470
Fourth Quarter	1.3690	1.3380	1.3510
2006
First Quarter	1.3590	1.3028	1.3482
Second Quarter	1.7076	1.3175	1.5870
Third Quarter	1.5987	1.4380	1.5127
Fourth Quarter	1.5160	1.4160	1.4172
2007
First Quarter	1.4547	1.3815	1.3892
Second Quarter	1.3888	1.3007	1.3133
Third Quarter	1.3870	1.2066	1.2066
Fourth Quarter	1.2236	1.1639	1.1705
2008
First Quarter (through February 22, 2008)	1.2223	1.1487	1.2036

Turkish lira January 1, 2003 to February 22, 2008 (expressed as TRY per USD)

February 2008	Page 13

Currency-Linked “Jump” Capital Protected Notes due November 29, 2010
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for Currency-linked Capital Protected Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for Currency-linked Capital Protected Notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for Currency-linked Capital Protected Notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for Currency-linked Capital Protected Notes dated September 21, 2007
Prospectus dated January 25, 2006

Terms used in this pricing supplement are defined in the prospectus supplement for Currency-linked Capital Protected Notes or in the prospectus.  As used in this pricing supplement, the “company,” “we,” “us,” and “our” refer to Morgan Stanley.

February 2008	Page 14